                                                                     Exhibit 5.1


                                  Troy & Gould Professional Corporation
                                  1801 Century Park East, 16th Floor
                                  Los Angeles, California 90067





October 8, 2007

World Waste Technologies, Inc.
13500 Evening Creek Drive, Suite 440
San Diego, California  92128

Ladies and Gentlemen:

      You have requested our opinion in connection with the filing by World Waste Technologies, Inc., a California corporation (the "COMPANY"), of a Registration Statement on Form S-1 (the "REGISTRATION STATEMENT"), with the Securities and Exchange Commission (the "COMMISSION"), including a related prospectus filed with the Registration Statement (the "PROSPECTUS"), covering the offering for resale of up to 96,117 shares (the "SHARES") of common stock of the Company, par value $0.001 per share, that are issuable upon the exercise of conversion rights (the "CONVERSION RIGHTS") by holders of the Company's Series A preferred stock and Series B preferred stock.

      In connection with this opinion, we have examined and relied upon (i) the Registration Statement and the Prospectus; (ii) the Company's Articles of Incorporation, as amended to date; (iii) the Company's Bylaws, as amended to date; (iv) the Certificates of Determination, as amended to date, that set forth the rights, preferences and privileges of the Company's Series A preferred stock and Series B preferred stock; and (v) originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed (without investigation or inquiry) the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. We have also assumed (without investigation or inquiry) that all factual statements made by the Company in the Registration Statement are accurate and complete.

      The law covered by our opinion is limited to the internal laws of the State of California. We neither express nor imply any opinion (and we assume no responsibility) with respect to any other laws or the laws of any other jurisdiction or with respect to the application or effect of any such laws.

      The only opinion rendered by us is set forth below, and no opinion may be implied or inferred beyond that expressly stated below.

      Based upon the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued in accordance with the terms of the Conversion Rights, will be validly issued, fully paid and nonassessable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission thereunder.


                                 Very truly yours,

                                 /s/  Troy & Gould Professional Corporation
                                 ------------------------------------------